Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Medical REIT Inc. Announces Closing of the Acquisition of the Belpre Medical Office Portfolio in Belpre, Ohio for an Aggregate Purchase Price of $64.2 Million

BETHESDA, MD.--(BUSINESS WIRE)-- Global Medical REIT Inc. (NYSE:GMRE) (the “Company”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share, today announced the following event:

Closing of the Acquisition of the Belpre Medical Office Portfolio– Belpre, Ohio

On April 19, 2018, the Company completed the previously announced acquisition of the Belpre Medical Office Portfolio in Belpre, Ohio (the “Belpre Portfolio”) for an aggregate purchase price of $64.2 million, $5.5 million of which was paid in operating partnership units of the Company’s operating partnership at a per unit price of $9.00. Upon the closing of this acquisition, the Company assumed the seller’s interest, as lessor, in four leases with Marietta Memorial Hospital, a subsidiary of Memorial Health System, which is a Fitch BB- rated health system with approximately $450 million of net revenue in 2017 and is the primary hospital provider in the area.

The leases on the Belpre Portfolio are triple-net leases with a weighted average remaining lease term of approximately 11.35 years, each subject to three, five-year renewal options by the tenant. The current aggregate annual rent is approximately $5.1 million, broken down as follows:

•	Building I – current annual rent of approximately $1.2 million ($23.61 per square foot), subject to $50,300 increases every five years, with the next increase due to go into effect in 2021.
•	Building II – current annual rent of approximately $0.6 million ($22.50 per square foot), subject to $25,000 increases every five years, with the next increase due to go into effect in 2018.
•	Building III – current annual rent of approximately $0.8 million ($33.17 per square foot), subject to $25,000 increases every five years, with the next increase due to go into effect in 2022.
•	Building IV – current annual rent of approximately $2.5 million ($45.35 per square foot), subject to 10% increases every five years, with the next increase due to go into effect in 2019.

The initial capitalization rate for the property is approximately 7.9%. Please see the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) today for a more detailed description of the acquisition and lease terms, including the leases which are filed as exhibits to that Current Report.

Jeffrey Busch, the Company’s Chief Executive Officer, commented, “We are excited to be partnering with Memorial Health System, which is the largest hospital system in the area. This acquisition fits squarely into our primary investment strategy of acquiring medical office buildings in secondary and tertiary markets with strong tenants. Additionally, the acquisition of the Belpre Portfolio brings our overall gross portfolio size to approximately $600 million, which is yet another milestone achieved for our company.”

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2016.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 12, 2018, and elsewhere in the reports the Company has filed with the SEC. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to update these statements after the date of this release.

Contacts:

Investor Relations Counsel

The Equity Group Inc.

Jeremy Hellman, Senior Associate

(212) 836-9626 / jhellman@equityny.com

Adam Prior, Senior Vice President

(212) 836-9606 / aprior@equityny.com